Exhibit 77(b)

                          INDEPENDENT AUDITORS' REPORT



To the Shareholders and Board of Directors
ING Series Fund, Inc.:

In planning and performing our audits of the financial statements of ING Index Plus Large Cap Fund (formerly Aetna Index Plus Large Cap Fund), ING Index Plus Mid Cap Fund (formerly Aetna Index Plus Mid Cap Fund), ING Index Plus Small Cap Fund (formerly Aetna Index Plus Small Cap Fund), ING Ascent Fund (formerly Aetna Ascent Fund), ING Crossroads Fund (formerly Aetna Crossroads Fund), ING Legacy Fund (formerly Aetna Legacy Fund), ING Growth Fund (formerly Aetna Growth Fund), ING Small Company Fund (formerly Aetna Small Company Fund), ING Technology Fund (formerly Aetna Technology Fund), ING Value Opportunity Fund (formerly Aetna Value Opportunity Fund), ING Balanced Fund (formerly Aetna Balanced Fund), ING Growth and Income Fund (formerly Aetna Growth and Income Fund), ING Classic Principal Protection Fund (formerly Aetna Principal Protection Fund I), ING Classic Principal Protection Fund II (formerly Aetna Principal Protection Fund
II), ING Classic Principal Protection Fund III (formerly Aetna Principal Protection Fund III), ING Classic Principal Protection Fund IV (formerly Aetna Principal Protection Fund IV) and ING Index Plus Protection Fund (formerly Aetna Index Plus Protection Fund), (collectively the "Funds") for the seven-month period ended May 31, 2002, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more specific internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 2002.

This report is intended solely for the information and use of management, the Board of Directors of the ING Series Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Boston, Massachusetts
July 5, 2002